UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Ondas Holdings Inc.
(Name of Registrant as Specified in its Charter)

___________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Notice of Annual Meeting of Stockholders

and Definitive Proxy Statement dated April 21, 2025

Annual Meeting to be held Monday, May 12, 2025 at 10:00 am Eastern Time

The following information relates to the Annual Meeting of Stockholders of Ondas Holdings Inc. (“Ondas,” “we,” “us,” “our,” or the “Company”) and amends and supplements the related Definitive Proxy Statement filed with the Securities and Exchange Commission on April 21, 2025 (the “Proxy Statement”).

The purpose of this filing is to correct information contained in the Proxy Statement relating to “broker non-vote” voting rules that apply to Proposal 4 - a proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 300,000,000 to 400,000,000. The Company disclosed in the Proxy Statement that a broker does not have the discretion to vote on Proposal 4. Under the New York Stock Exchange rules, a broker has the discretion to vote on Proposal 4.

The following sections of the Proxy Statement is hereby amended to read as follows:

What are “broker non-votes?”

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. Under applicable exchange rules, the Director Election Proposal, Say on Pay Proposal, and Incentive Plan Proposal, are non-routine proposals, and as such a broker does not have the discretion to vote on such proposals if such broker has not received instructions from the beneficial owner of the shares represented. The Auditor Ratification Proposal and Charter Amendment Proposal are routine proposals, and as such a broker does have discretion to vote on the Auditor Ratification Proposal and Charter Amendment Proposal.”

Will my shares be voted if I do not provide my proxy?

If your shares are held by a brokerage firm and you do not provide the firm specific voting instructions, such firm will not have the authority to vote your shares for the Director Election Proposal, Say on Pay Proposal, and Incentive Plan Proposal and your shares will not be voted, and will be considered “broker non-votes,” with respect to these proposals to be presented at the Annual Meeting. Therefore, we urge you to provide voting instructions so that your shares will be voted. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting.

Proposal 4 — Charter Amendment Proposal.

The vote required to approve the Charter Amendment Proposal is a majority in voting power of the issued and outstanding Common Stock as of the Record Date. Abstentions will have the effect of a vote against the Charter Amendment Proposal.

We urge you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information in the Proxy Statement remains unchanged. From and after the date of this proxy statement supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

May 7, 2025